INTERIM SERVICES INC.

FRANCHISE AGREEMENT

AGREEMENT, made and entered into this day by and between INTERIM SERVICES INC., a Delaware corporation, hereinafter referred to as "Company," and INTERIM HEALTHCARE OF WYOMIMNG, INC., a Wyoming corporation, hereinafter referred to as "Franchisee":

W I T N E S S E T H:

WHEREAS, Company has developed and is the owner of certain plans, procedures and methods for recruiting and supplying personnel to provide home health care and to perform temporary and permanent placement services to others and has the right to use and to license others to use certain trademarks, service marks, trade names and the goodwill attached thereto, and;

WHEREAS, Franchisee desires to acquire from Company a franchise to operate a business in accordance therewith, and to use Company's trademarks, service marks and trade names, and to utilize Company's goodwill in connection therewith;

NOW THEREFORE, in consideration of the execution of the within Agreement and of the covenants and conditions herein contained, it is mutually agreed and understood as follows:

1.

Company hereby grants, and Franchisee hereby accepts, for the period, within the area hereinafter described, and upon the terms, conditions and limitations hereinafter set forth, the right and license:

(a)  To utilize the plans and procedures of Company in the operation of a franchise of Company;

(b) To utilize the trademarks and service marks of Company, representations of which are affixed hereto, and to utilize the trade name designated as:

INTERIM HEALTHCARE; and

(c)  To operate an "INTERIM HEALTHCARE" temporary personnel service and home health agency franchise for the sole purpose of providing home health care and of furnishing and supplying individuals or group services of personnel in nursing, and related health care occupations as the same may be defined by Company from time-to-time, excluding medical secretarial and clerical occupations, physicians, chiropractors, doctors of osteopathy and dentists.  This franchise shall not include or authorize the operation of a temporary personnel service in any other occupations or for any other purpose.  This franchise does not include or authorize the sale of durable medical equipment other than in connection with and to the patients receiving home health care services authorized by this Agreement.  All such excluded services and rights are specifically reserved to Company.

This Franchise Agreement includes an INTERIM HEALTHCARE Franchise Agreement Addendum, consisting of three pages and adding Paragraphs 1 through 5, inclusive.

2.

Subject to the terms and conditions set forth in Paragraph 5 of the INTERIM HEALTHCARE Franchise Agreement Addendum attached hereto, this franchise is for the area described as follows:

Big Horn, Sheridan, Washakie, Johnson, Campbell, Natrona, Converse, Niobrara, Carbon, Albany, Platte, Goshen and Laramie Counties, Wyoming,

and Company agrees that, as long as Franchisee shall not be in default hereunder, neither it nor any person or firm authorized or licensed by it shall establish an office for the purposes heretofore described, within the foregoing area.

3.

Franchisee acknowledges that Company is the owner of all proprietary rights in and to the said plans and procedures together with the good will now and hereafter attached thereto; that the manuals, bulletins, material and information now or hereafter provided or revealed to Franchisee pursuant to this Agreement have been unavailable to Franchisee and constitute trade secrets owned by Company and revealed in confidence hereunder, and that no right is given or acquired to use or duplicate any of the aforementioned rights or information elsewhere than in the area described in this Agreement, and only pursuant to the terms of this Agreement.

4.

Nothing herein contained shall be construed to vest in Franchisee any right, title or interest in and to any trade name, trademark or service mark, or any variation, derivation or registration thereof which is now or may be hereafter developed, acquired or granted hereunder [including but in no way limited to those affixed hereto and specifically described in Paragraph 1(b)], together with the goodwill now or hereafter attached thereto, other than to use the same pursuant to the terms and conditions of this Agreement.  Franchisee expressly recognizes the exclusive right of Company to file in its own name all federal, state or local applications for registration of any such names or marks.

5.

Franchisee is a corporation organized under the laws of the state of Wyoming, and shall operate its business under its current corporate structure.  The sole purpose of such corporation shall be the operation of this franchise.  Franchisee shall immediately cause an amendment to its charter to be approved and filed with the proper authorities in the state of Wyoming, if necessary, so as to fully comply with the requirements of this Paragraph with respect to the operation by Franchisee of this franchise, and the purpose of the corporation.  To the extent allowable by local law, Franchisee will operate its business under the name INTERIM HEALTHCARE, for the purpose of conforming to the generally used and accepted naming of franchisees of Company located in other areas.  Franchisee shall furnish Company with a certified copy of its Certificate of Incorporation and any amendments thereto, together with a complete list of all of its shareholders showing the amount of capital paid in or to be paid in by each.  Franchisee shall furnish the same information immediately with respect to any new shareholders and shall immediately furnish a certified copy of any future amendments to its Certificate of Incorporation.

6.

Franchisee hereby acknowledges that Company has the right to establish on its own account, or offer as a franchise to others, a franchising agreement similar to the franchise granted hereunder within the state designated in Paragraph 2 hereof in an area other than the area specifically described therein. Franchisee agrees to immediately upon written demand by Company, execute or cause to be executed, such instrument as may be required by any court or public authority in such state, consenting to the use of the name set forth in Paragraph 1(b) hereof in connection with the operation of such other or further businesses or franchises as corporations or otherwise.  The failure or refusal of Franchisee to comply with such demand immediately upon the receipt thereof shall thereupon vest in Company, through its designated officers, full power and authority in the name of and on behalf of Franchisee as its Attorney in Fact as fully as Franchisee might do itself, to execute or cause to be executed any of the foregoing instruments required by any such public authority or court.

7.

Company agrees to furnish or provide the following services or assistance in the operation of this franchise:

(a)

furnish an Operating Manual which will be updated from time-to-time;

(b)

keep Franchisee informed with respect to new developments and procedures in the operation of this franchise;

(c)

cooperate with Franchisee in obtaining contracts for its services from government and industry;

(d)

assist in the development and preparation of sales and promotional campaigns and materials;

(e)

furnish national account leads;

(f)

analyze periodically the sales program, promotional efforts, financial status and other aspects of Franchisee’s business, all of which shall be based on data submitted by Franchisee, and to make suggestions based on such analysis;

(g)

counsel and assist Franchisee in the administration of its insurance program and claims, and the handling of its payroll taxes and unemployment claims, based upon information submitted by Franchisee; and

(h)

wherever possible, and with the cooperation of Company’s other franchisees, obtain master insurance policies for their benefit.

8.

Company shall match the total fees for national advertising paid by its franchisees pursuant to Paragraph 20(b) hereof, by spending for national advertising media costs an amount equal to that paid by its franchisees.  The fees paid by Franchisee and matched by Company may be commingled by Company, but shall be used solely to purchase, rent or otherwise acquire media space or time for such advertising, and no part of the fees paid by Franchisee and matched by Company, shall be used by Company for production costs, which shall be separately paid for by Company.  Subject to the foregoing, Company shall have complete and absolute discretion in when and whether to conduct, and in the planning and development of, national advertising and in the expenditure of all national advertising funds, including those contributed by Franchisee.  Any amounts allocated or spent for national advertising by or on behalf of any of Company's branch offices shall be credited against Company's obligation to match advertising fees as set forth herein.

9.

Company agrees that one of its representatives shall visit the office of Franchisee, at Company's expense, at least once each year for the purpose of counseling with Franchisee and reviewing its operation.

10.     (a)  Franchisee agrees that it will, in good faith, develop, maintain and promote the business and public image of Company and any trademarks, trade names and service marks, the use of which are granted hereunder.  Franchisee shall continuously and prominently display said trademarks, trade names and service marks in connection with all aspects of its business, and will neither perform nor fail to perform any act, the result of which might detract from the uniform public image of Company's business or its trademarks, trade names and service marks.  Franchisee further agrees to adhere to Company's written policies, procedures, regulations and standards uniformly applicable to all of its franchisees, as set forth in Company's Policy Manuals and other written materials provided to Franchisee, provided that none of the foregoing shall vary or alter the provisions of this Agreement.

(b)   Franchisee shall conduct the business authorized hereunder in accordance with all applicable laws, statutes, rules and regulations.  Without limiting the generality of the foregoing, Franchisee shall comply with Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Americans with Disabilities Act, and the Immigration Reform and Control Act, as such laws now exist or are hereafter amended, in the operation of the business authorized hereunder.

(c)    Franchisee shall obtain, and maintain throughout the term of this Agreement and any extensions or renewals hereof, all licenses and permits which are necessary or appropriate to the operation of the business described herein.  In the event that Franchisee shall be required by law to secure an employment agency license, or other form of occupational business license, the conditions of such license, to the extent permitted by law, shall provide that the license shall be assignable to Company upon termination of this Agreement, and Franchisee hereby agrees to assign any such license to Company or its nominee upon termination of this Agreement.

11.

Franchisee agrees to establish and continuously maintain at its own expense, an office properly identified as an INTERIM HEALTHCARE office.  The office hours shall be consistent with local practices concerning business hours and holidays, provided that Franchisee's services shall be available at all times on a twenty-four hour basis.  Any signs or advertising on or about Franchisee's office shall conform to such uniform specifications as may be developed by Company for application to all of its offices, and Franchisee shall not display or permit the display, on or within the portion of the office within its control, any business name or service not authorized hereunder.  The office required by this Paragraph shall be established on or before June 25, 1994.

12.

Franchisee agrees to use the standard operating forms designed by Company, together with such additional or other operating forms as may be required by law or determined by Company to be necessary for the operation of this franchise.  Franchisee shall have the option of purchasing operating forms and advertising from Company or from other sources of its choosing, provided that any such forms or advertising not purchased from Company shall conform in all respects to the design and specifications of Company.  Thereafter, Franchisee agrees to pay Company's invoices for forms, advertising and other supplies purchased from Company no later than the tenth of the month following the date of such invoices.

13.

Franchisee agrees to purchase from a broker of its choice and to continuously maintain the insurance coverages listed below, and agrees to furnish Company with a Certificate of Insurance and/or a copy of each policy, together with data on claims and losses under such policies.  Upon Company's request, Franchisee agrees to add Company as an additional insured to any of its policies.

(a)

WORKMEN’S COMPENSATION:  (including Employer’s Liability) as required by law;

(b)

PUBLIC LIABILITY:     Minimum limits of $100,000/$300,000 Bodily Injury and $100,000 Aggregate Property Damage;

(c)

AUTOMOBILE LIABILITY:

   (including non-owned and hired autos) with the same minimum limits as in (b) above.

(d)

UMBRELLA LIABILITY:

Coverage of $1,000,000, if available;

(e)

BLANKET COMMERCIAL FIDELITY BOND with minimum limits of $10,000, if available; and

(f)

PROFESSIONAL LIABILITY:       Coverage of $100,000, if available.

Nothing herein contained shall be, or be construed to be, an assumption of any obligation by Company to provide any insurance coverage for Franchisee, and the obligation shall be on Franchisee at all times to determine its needs with respect to any insurance coverage other than those specifically described above.

14.

Franchisee agrees to conduct a direct mail campaign directed to a mailing list representative of prospective customers for Franchisee's services within the area of this franchise at least once every sixty (60) days.  Company may, from time-to-time, establish alternative or additional advertising programs or campaigns in which Franchisee's participation shall be deemed to be in lieu of one or more direct mail campaigns as determined by Company.  All advertising and promotional materials used by Franchisee shall be approved by Company.

15.

Franchisee agrees to place, at its expense, one of Company's standard classified ads in the telephone "Yellow Page" and "White Page" directories issued in its area.  Franchisee shall determine the size of the standard ad utilized.  The category of such ads shall be approved by Company.

16.

Franchisee agrees to prepare and furnish Company with the following reports of its operations on the designated dates or intervals on forms required by law or prescribed and furnished by Company, as the case may be:

(a)

a complete weekly report containing payroll, sales and advertising information on a form specified by Company and applicable to all its franchisees, due on the Friday next succeeding the week for which such report is made;

(b)

a monthly financial statement containing a complete balance sheet and profit and loss statement prepared according to the form and procedures set forth from time-to-time by Company, due within thirty (30) days after the end of each month;

(c)

true and correct copies of all federal, state and local payroll tax returns, including but not limited to returns with respect to FICA, income and unemployment taxes, and copies of Franchisee's federal income tax return (Form 1120 or 1120S), together with certification of payment of any taxes disclosed to be due on any of the said returns if requested by Company, all due within thirty (30) days after the due date of each such return; and

(d)

a duplicate original of all agreements required in Paragraph 19 hereof, due immediately upon execution thereof.

17.

Franchisee agrees that it will at all times keep and record all sales of every nature, kind or description in books of account established and kept according to Company's bookkeeping system and procedures consistent with generally accepted accounting methods.  Company shall have, at all reasonable times and during business hours, the right to inspect any and all books and records of Franchisee.

18.

It is agreed that the relationship of the parties hereto is that of franchisee and franchisor, and that in no event shall Company and Franchisee be considered partners, joint venturers or agents of or for each other.  Company shall at no time be responsible for any costs or expenses of Franchisee's operation, and Franchisee hereby agrees and undertakes to and does indemnify and hold Company harmless with respect to any claims which may at any time arise or be asserted against Company by reason of Franchisee's operation.

19.

The covenants of this Paragraph 19 are independent covenants of the Franchisee and not dependent upon the performance by Company of any of its covenants in the within Agreement.  The breach or claimed breach by Company of any of its said covenants shall in no way affect the right of Company to enforce any of the covenants of the within Paragraph 19.

(a)

Franchisee hereby represents that BRENDA S. MOSHER and DENNIS S. MOSHER are all of the shareholders or subscribers of Franchisee corporation.  Such shareholders and subscribers are hereby made parties to this Agreement, and are hereinafter referred to for convenience as Shareholders. Shareholders hereby acknowledge that Company has granted the within franchise to Franchisee, primarily upon Company's investigation and reliance upon the qualifications of Shareholders.  It is understood by Shareholders that they, and each of them, may have access to or may be furnished with certain plans, procedures, methods, data, manuals and other information, all of which are hereby acknowledged to be confidential trade secrets, heretofore unavailable to them, and that this franchise and the said trade secrets would not have been granted or furnished, excepting upon and in consideration of the covenants of Shareholders hereinafter contained.

1)

Shareholders accordingly hereby covenant and agree that, commencing with their execution of this Agreement, and for a period ending eleven (11) months after the expiration or other termination of this Agreement for any reason, or of their share ownership in Franchisee corporation, whichever shall first occur, that they will not, directly or indirectly, individually or for any third party, without the prior written authority of Company, engage in any business or activity competitive to the business conducted by Franchisee, or any assignee or affiliate of Franchisee, pursuant to this Agreement, or assist such competition or competitor in any way within the area described as follows:

Big Horn, Sheridan, Washakie, Johnson, Campbell, Natrona, Converse, Niobrara, Carbon, Albany, Platte, Goshen and Laramie Counties, Wyoming, and any county contiguous to any part of any such named counties.

2)

Shareholders further agree that they will not, at any time either during or after the expiration or other termination of this Agreement for any reason, directly or indirectly make use of or disclose to any third party the details or provisions of any written or oral contract or of any agreement between Company and any other firm or person, nor the details of any statistical data, customer list, advertising material, manuals, forms, techniques, methods or procedures of Company which may come to their attention or knowledge by reason of their association with Company or Franchisee. Shareholders agree that they will, immediately upon expiration or other termination of this

Agreement for any reason, or upon termination of their share ownership in Franchisee corporation, whichever shall first occur, return to Company or to Franchisee, as the case may be, any customer list, employee lists, manuals, advertising or promotional materials, or other books, papers, documents or data belonging to or related to the business of Company.

3)

Shareholders further agree not to sell, transfer or assign by way of gift or otherwise any of their stock in Franchisee corporation without first securing from such prospective shareholder a signed copy of the foregoing agreement containing substantially the same provisions, a copy of which shall be immediately furnished to Company.

(b)

Each Franchisee who is a party to this Agreement agrees that, for a period commencing with the execution of this Agreement and ending eleven (11) months after the expiration or other termination of this Agreement for any reason, or such Franchisee's interest hereunder, whichever shall first occur, he, she or it will be subject to and bound by each of the covenants and restrictions set forth in subparagraphs (1) and (2) of Paragraph 19(a) hereof, within the area set forth as follows:

Big Horn, Sheridan, Washakie, Johnson, Campbell, Natrona, Converse, Niobrara, Carbon, Albany, Platte, Goshen and Laramie Counties, Wyoming, and any county contiguous to any part of any such named counties.

(c)  Franchisee covenants and agrees that it will not engage any clerical, sales, or executive employees, or issue or transfer any shares in Franchisee corporation, unless and until it shall have first secured and delivered to Company a signed agreement from each such individual or entity, in the form then in use and prescribed by Company and containing substantially the covenants and conditions hereinbefore set forth in Paragraph 19(a) above, restricting future employment and other activities which may be directly or indirectly competitive to the business of Company or Franchisee. Franchisee acknowledges that it has been furnished with a copy of such agreement currently in use by Company.

(d)  Franchisee covenants that it will not allow, suffer or permit access to, or knowledge of, any of the plans, procedures, methods, data, manuals or other confidential trade secrets of Company, to any party whomsoever who shall not have executed an agreement in conformity with this Paragraph 19. A breach of this covenant shall be a default under the terms of this

Agreement and a forfeiture by Franchisee of all rights hereunder.

(e)  Notwithstanding any provisions of this Paragraph 19, Franchisee or its Shareholders may disclose any of the information described above to its attorneys or accountants, banks and insurance underwriters for proper business purposes, or upon the prior written approval by Company, to the applicants for other franchises of Company.

20.

Franchisee agrees to pay to Company the following amounts:

(a)  A weekly service charge equal to five percent (5%) of Franchisee's weekly gross sales, due and payable at the office of Company on the Friday next succeeding the week during which such sales have occurred.

(c)

  A national advertising fee equal to one-quarter of one percent (1/4%) of Franchisee's weekly gross sales, due and payable at the office of Company on the Friday next succeeding the week during which such sales have occurred

21.

The sales quota of Franchisee is hereby established as follows:

Calendar Year 1994……………………..$156,000

Calendar Year 1995……………………..$312,000

Calendar Year 1996……………………..$468,000

Calendar Year 1997……………………..$624,000

Calendar Year 1998 and each

Calendar Year thereafter………..$780,000

22.

Company shall have the option to terminate the within Agreement at the expiration of any period set forth in Paragraph 21 hereof in which Franchisee's gross sales are less than the sales quota established for such period.  Company's failure to deliver written notice of termination to Franchisee within six (6) months after the expiration of any period set forth in Paragraph 21 hereof shall be deemed a waiver of Company's right to terminate for failure to meet the gross sales quota for that period.

23.

Notwithstanding the above-stated option of Company to terminate the within Agreement in the event that Franchisee's sales are less than its sales quota for any period set forth in Paragraph 21 hereof, Franchisee shall have the privilege of retaining this franchise by paying to Company a sum equal to five percent (5%) of the difference between Franchisee's sales for such period and the designated sales quota for the period.  Any amounts which may become due by reason of the provisions of this Paragraph 23 shall become due and payable at the office of Company within ten (10) days after the mailing by Company of a written notice of its option to terminate this franchise, pursuant to the provisions of Paragraph 22 hereof.  In the event that Company shall at any time waive its right to terminate the within Agreement under its option granted in Paragraph 22 hereof, any such waiver by Company shall not in any way limit or affect Company's right to terminate this Agreement for Franchisee's failure to meet gross sales quotas for any subsequent period or upon any other default, or to receive such monies as may be due at the time of such waiver, or as may thereafter become due, or the right to insist upon full and complete performance of each of the other terms of this Agreement, at such time and at all times in the future.

24.

The term sales, including the terms weekly sales, weekly gross sales, and gross sales as used herein, shall mean and include all billings to Franchisee's customers for goods sold and services rendered, excluding only sales taxes or other taxes which may be required by law to be collected from Franchisee's customers.  Franchisee agrees to prepare and issue all billings during the week following the week in which sales are made or services rendered.

25.

This Agreement shall remain in force and effect for a period of five (5) years from the date hereof, with the options to renew the same as hereinafter set forth, all subject, however, to Franchisee's complete and continuing performance of all of its covenants and obligations hereunder.

26.

In the event that this Agreement shall be in full force and effect upon the expiration of the initial five (5) year period, Franchisee shall have the option to renew this Agreement for additional, successive ten (10) year periods, provided that Franchisee shall have given written notice to Company not less than one hundred and twenty (120) days prior to the expiration of the term sought to be renewed.  Franchisee's failure to deliver notice of renewal within the time specified shall constitute a default under and subject to Paragraph 30 hereof.  All of the terms and conditions of this Agreement shall remain in full force and effect during any extension or renewal hereof.

27.

Franchisee shall have the right to terminate this Agreement by giving Company written notice of termination not less than one hundred and twenty (120) days prior to the date set by Franchisee for termination.  In such event, Franchisee covenants and agrees that during the said period prior to the date set for termination, it will continue to maintain complete operations unless written arrangements are made between Company and Franchisee for an earlier termination.  Franchisee agrees to cooperate fully with Company to expedite the transfer of its interest hereunder to any person or firm that may succeed to such interest following termination.

28.

Franchisee shall have the right to sell the franchise granted herein, or any part of the business or assets owned or utilized by Franchisee in the operation of such franchise, upon the receipt of a bona fide written offer, to such person or persons as shall have first been approved in writing by Company.  Company reserves the right to approve any prospective purchaser, and represents that such approval will not be unreasonably withheld. There shall be no sale or other transfer of the franchise granted herein, or any part of the business or assets owned or utilized by Franchisee in the operation of such franchise, without such prior written approval by Company.

Any bona fide offer of purchase or agreement for the sale of this franchise shall be first submitted in writing to Company, accompanied by a certified check representing at least ten percent (10%) of the proposed purchase price.  Company or its nominee shall thereupon have the prior right to purchase this franchise for the same price as would be paid to Franchisee by the prospective bona fide offerer, which right must be exercised by giving notice in writing to Franchisee within thirty (30) days after receipt by Company of the proposed offer of purchase.  In the event that Company fails to exercise such right within the thirty (30) day period, then Franchisee may complete the sale to the proposed purchaser named in the offer.  In the event that Company shall have exercised its option, or upon the expiration of thirty (30) days, whichever shall first occur, Company shall thereupon return said check to Franchisee.

The foregoing provisions of this Paragraph 28 shall apply to any sale or transfer of the shares of the corporate Franchisee hereunder.  Upon the death of any Shareholder, his heirs, legatees or personal representatives shall take such shares subject to the limitations and conditions hereinbefore provided.  Each share certificate issued by the corporate Franchisee, shall bear the following notation:

"The transfer of the shares represented by this certificate is subject to the limitations and conditions contained in an agreement executed by the holder of this certificate, a copy of which restrictions and conditions is on file with the issuing corporation, and is available for inspection by any shareholder."

29.

In the event that Franchisee files a voluntary petition under any federal or state law relating to bankruptcy or insolvency, or makes an assignment for the benefit of creditors, Franchisee shall thereupon be in default under the terms hereof.  In the event that Franchisee has a petition filed against it under any federal or state law relating to bankruptcy, insolvency, or appointment of a receiver, and the same is not discharged within thirty (30) days from the date thereof, Franchisee shall be in default under the terms hereof.  In the event Franchisee shall close its office, cease operations or otherwise abandon this franchise, Franchisee shall be deemed in default.  Upon any such default set forth in this Paragraph 29, Company shall have the right to terminate this Agreement immediately upon delivery of written notice of same to Franchisee.

30.

In the event that Franchisee shall fail to fully and faithfully perform and abide by all of the terms, covenants and conditions of this Agreement, Franchisee shall be deemed in default hereunder.  Upon receipt of a written notice from Company stating the nature and character of any such default, Franchisee thereupon shall have thirty (30) days from the date of such notice to cure said default to the satisfaction of Company, except that any default due to nonpayment of monies owed Company shall be cured by Franchisee within ten (10) days from the receipt of such written notice.  If any such default is not cured within the applicable period following receipt of Company's written notice thereof, or upon subsequent default in the payment of monies due Company, Company may terminate this Agreement without further notice to Franchisee other than written notice of termination.  Failure of Company to notify Franchisee of any default, as in this Paragraph 30 provided, or to terminate this Agreement pursuant to any provision of this Agreement, shall not constitute a waiver of any such default, nor shall it constitute a consent, acquiescence or waiver of any subsequent defaults whether of the same or a different character.

31.

Upon the expiration or other termination of this Agreement for any reason, Franchisee's right to the use of the plans, methods and procedures of Company together with the trade names, trademarks and/or service marks now or hereafter licensed or acquired, and any derivatives thereof, shall immediately cease, and Franchisee shall immediately discontinue the use thereof and shall deliver to Company all forms of advertising, publications, documents, or other instruments bearing the trade names, trademarks or service marks of Company.  Company agrees to repurchase any of Franchisee's advertising materials and operating forms and supplies that are in good condition and usable by Company or its other franchisees.  The price to be paid by Company for any of such items shall be the Franchisee's cost, less ten percent (10%), and Company shall have the right to credit the price for any such items against amounts owed to Company by Franchisee pursuant to the provisions of this Agreement.  Upon any such expiration or other termination, Company shall have the immediate right to place its employees upon the premises of Franchisee for the purpose of continuing the operation of the business for the benefit of Company.  Franchisee agrees to turn over to Company the names of all of its customers and the names of all of its permanent and temporary employees, and any manuals furnished or made available to it by Company.  Franchisee further agrees to execute and deliver to Company any and all instruments necessary to effect assignment of its telephone number(s), telephone directory listing agreement(s), office lease(s) and office equipment lease(s) to Company or its designee upon Company's written demand therefor.  The failure or refusal of Franchisee to immediately comply with such demand upon receipt thereof shall vest in Company, through its duly appointed officers, full power and authority in the name of and on behalf of Franchisee as its Attorney-in-Fact as fully as Franchisee might do itself, to execute or cause to be executed any of the foregoing instruments to effect such assignment(s).  Company shall be responsible for all payments to be made under any such lease or agreement from and after the later of the effective date of assignment or the date of expiration or other termination of this Agreement.  Franchisee further agrees that, upon such expiration or other termination, it will no longer do business as a corporation under, or use as an assumed or registered trade name, the names set forth in Paragraph 1(b) hereof, and Franchisee agrees to execute or cause to be executed, such document or documents and to take such further steps as may be necessary so as to entitle Company to exercise the sole right of use and ownership with respect to any of Company's trade names, trademarks or service marks.  Company shall have the right to apply to a court of competent jurisdiction for an injunction to restrain Franchisee from continuing to use the aforesaid names as part of its corporate or assumed name and from using any trade name, trademark or service mark set forth in Paragraph 1(b) hereof, or any derivatives thereof, and Franchisee agrees that such court may decree the payment by Franchisee of all reasonable attorney's fees and costs incurred by Company in such proceedings.

32.

In the event that any one or more of the covenants and conditions herein contained shall be held to be in violation of or unenforceable because of any law, it is understood that none of the other rights or obligations herein shall be prejudiced nor rendered unenforceable by reason thereof.

33.

Whenever the term "Franchisee" appears herein, it shall be taken to mean and include any assignee of Franchisee.  Each and every covenant of Franchisee herein contained shall at all times be binding upon such assignee.  This Agreement may not be assigned or sublicensed, except pursuant to the provisions of Paragraph 5 hereof, without the prior written consent of Company.

34.

This Agreement and the terms and provisions hereof shall inure to the benefit and be binding upon the heirs, successors, or assigns of the parties hereto.  It is specifically understood and agreed that Company, may, at its option, assign its interest in the within Agreement to any corporation, partnership or person at Company's option.

35.

Any written notice provided herein to be given Franchisee shall be given by certified mail addressed to Franchisee at the office required to be maintained by Franchisee under this Agreement. Any written notice required to be given to Company shall be by certified mail addressed to Company at its office at 2050 Spectrum Boulevard, Fort Lauderdale, Florida  33309.  Unless otherwise specified in this Agreement, written notice shall be presumed received by both parties as of the date of the receipt or refusal of receipt thereof by any employee of the addressee.

36.

Franchisee hereby acknowledges receipt of this Agreement containing all material terms at least five business days prior to the date of execution.

IN WITNESS WHEREOF, Company has caused this Agreement, consisting of 19 pages, including Exhibits, to be executed by its duly authorized officers this 10th day of June 1994.

ATTEST:

INTERIM SERVICES INC.,

ATTEST:

a Delaware corporation.

/s/____________________________                 By: /s/____________________________

Secretary

                            Vice President

IN WITNESS WHEREOF, Franchisee corporation has caused this Agreement to be executed by its duly authorized officers this 10 day of June 1994.

ATTEST:

INTERIM HEALTHCARE

OF WYOMING, INC.

/s/

By: /s/__________________________

Secretary

                   President

IN WITNESS WHEREOF, Shareholders have executed this Agreement for the express purpose of being bound thereby with respect to the covenants and conditions of Paragraphs 19 and 28 hereof, all on the date last above written.

/s/Brenda S. Mosher

Brenda S. Mosher

/s/Dennis S. Mosher

Dennis S. Mosher

INTERIM HEALTHCARE

FRANCHISE AGREEMENT ADDENDUM

This Addendum constitutes an amendment to a certain INTERIM HEALTHCARE Franchise Agreement bearing even date herewith (hereinafter the “Franchise Agreement”) between INTERIM SERVICES INC. (hereinafter “Company”), and INTERIM HEALTHCARE OF WYOMING, INC. (hereinafter “Franchisee”), and is attached to such Franchise Agreement at the date of its execution.

1.

Paragraphs 1 through 4 of this Addendum shall apply to the Franchise Agreement, and to any other related or ancillary written or verbal contract for the purchase of services by Franchisee from Company, provided that the cost or value of services under such contract is at least $10,000 in any twelve month period.

2.

Company agrees, upon request of the Comptroller General or upon written request of the Secretary of the Department of Health and Human Services, to make available to either of them, or to their duly authorized representatives, all contracts, books, documents and records of Company necessary to verify the costs of the services provided by Company to Franchisee under the above-described contracts.  Such access will be provided until the expiration of four years after the services are furnished under such contracts.

3.

If the Company carries out any of its duties under any of the contracts described above through a subcontract, with a value or cost of $10,000 or more over a twelve-month period, with a related organization (as the term is defined in 42 C.F.R. 420.301), such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives, the subcontract, and books, documents, and records of such organization that are necessary to verify the nature and extent of such costs.

4.

This Addendum shall be construed so as to comply with Section 952 of Public Law 96-499 and 42 C.F.R. 420.300 through 420.304, as amended from time-to-time, but shall not permit or require access to the books, records, and documents of the Company except as required by such law or regulation.  Company reserves the right to deny or challenge any request for such access which it believes is not required by or contrary to any law or regulation.